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MEDIA/INVESTORS CONTACT:
Jonathan Fassberg
The Trout Group
(212) 477-9077 x16

              CYTOGEN REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

     Company Reaffirms Guidance of Record Revenues in Fiscal 2005, Full-Year
                  Operating Expense Guidance Revised Downward

PRINCETON,  N.J.,  (MAY 5,  2005)  --  Cytogen  Corporation  (Nasdaq:  CYTO),  a
product-driven   biopharmaceutical  company,  today  reported  its  consolidated financial results for the quarter ended March 31, 2005.

FIRST QUARTER FINANCIAL HIGHLIGHTS
----------------------------------

o Total product revenues for the first quarter of 2005 were $4.0 million compared to $3.6 million in the first quarter of 2004 and $3.7 million in the fourth quarter of 2004, representing 10% revenue growth year-over-year and 6% sequential revenue growth from the fourth quarter of 2004.

o Sales of QUADRAMET(R) (samarium Sm-153 lexidronam injection) were $2.1 million for the quarter ended March 31, 2005 compared to $1.9 million for the same period in 2004 and fourth quarter of 2004, representing 11% revenue growth year-over-year and 8% sequential growth from the fourth quarter of 2004. Unit sales for the quarter ended March 31, 2005 increased 8% from the same period in 2004 and 9% from the fourth quarter of 2004.

o Sales of PROSTASCINT(R) (capromab pendetide) kits were $1.9 million for the quarter ended March 31, 2005 compared to $1.7 million for the same period in 2004 and $1.8 million in the fourth quarter of 2004, representing 10% revenue growth year-over-year and consistent demand from the fourth quarter of 2004. Unit sales for the quarter ended March 31, 2005 demonstrated consistent demand from the same period in 2004 and from the fourth quarter of 2004.

o Average gross margin improved to 39% for the quarter ended March 31, 2005 compared to 33% for the same period in 2004.

o Cytogen reported a net loss of $6.6 million, or $0.43 per basic and diluted share in the first quarter of 2005, compared to $4.3 million, or $0.33 per basic and diluted share, for the same period in 2004. The increase in net loss results primarily from the continued expansion in Cytogen's sales force, which was completed in January 2005.

"We remain steadfast in our belief that QUADRAMET, PROSTASCINT, and our prostate-specific membrane antigen, or PSMA, development pipeline are the key drivers of our business model, for which Cytogen has made solid progress during the first quarter of 2005," said Michael D. Becker, President and Chief Executive Officer. "Whether measured by units or revenue, we are encouraged by the fact that QUADRAMET's performance in the first quarter of 2005 was the highest in nearly three years, with the majority of demand occurring late in the quarter as our expanded field presence began to have an impact. Additionally, we are pleased with the progress made with respect to our pipeline of novel therapies that target prostate-specific membrane antigen, or PSMA. We recently announced a new clinical development initiative for a proprietary PSMA antibody designed to treat prostate and potentially other cancers, with plans to submit an investigational new drug (IND) application for this product candidate within a year."

PRODUCT REVENUE
---------------

QUADRAMET

QUADRAMET, Cytogen's flagship product, is a fast-acting, long-lasting non-opioid therapeutic alternative for the relief of pain due to metastatic bone disease arising from prostate, breast, multiple myeloma and other types of cancer. Sales of QUADRAMET were $2.1 million for the quarter ended March 31, 2005 compared to $1.9 million for the same period in 2004.


                       QUADRAMET QUARTERLY REVENUE SUMMARY
                                ($'s in millions)

                       2004    2004    2004     2004     |   2005
                        Q1      Q2      Q3       Q4      |    Q1
                       ----    ----    ----     ----         ----

Product Sales          $1.9    $1.6    $1.9     $1.9     |   $2.1

"QUADRAMET's demonstrated ability to reduce pain and the need for opioid-based treatments in cancer patients, along with its safety, simplicity, convenience of administration, and cost-effectiveness underscores our long-held belief that this unique product addresses a significant and unmet medical need," said Thomas Lytle, Cytogen's Senior Vice President of Sales and Marketing. "We are just beginning to recognize the benefits of our 60-person-plus core commercial organization including sales, marketing, and medical affairs functions and targeted programs designed to increase awareness of QUADRAMET in both key physician and patient audiences. These activities are expected to broaden the use of QUADRAMET within its current palliative indication."

PROSTASCINT

Sales of PROSTASCINT kits (for the preparation of Indium In-111 capromab pendetide), the first and only commercial monoclonal antibody-based agent that targets PSMA to image the extent and spread of prostate cancer, were $1.9 million for the quarter ended March 31, 2005 compared to $1.7 million in the same period of 2004.

                      PROSTASCINT QUARTERLY REVENUE SUMMARY
                                ($'s in millions)

                       2004    2004    2004     2004     |   2005
                        Q1      Q2      Q3       Q4      |    Q1
                       ----    ----    ----     ----         ----

Product Sales          $1.7    $2.3    $1.3     $1.8     |   $1.9

COSTS AND EXPENSES
------------------

Total operating expenses for the quarter ended March 31, 2005 were $10.7 million compared to $7.9 million for the same period in 2004.

COST OF PRODUCT REVENUE

Cost of product revenue for both the quarters ended March 31, 2005 and March 31,
2004  were  $2.4  million  and  primarily   reflect  QUADRAMET  and  PROSTASCINT
manufacturing  costs,  royalties paid by Cytogen on the

Company's product sales, and the amortization of the up-front payment to Berlex to reacquire the marketing rights to QUADRAMET.

SG&A EXPENSES

Selling, general and administrative expenses for the quarter ended March 31, 2005 were $7.0 million compared to $3.9 million for the same period in 2004. The increase in selling, general and administrative expenses is primarily driven by expanded investment for the commercial support of both QUADRAMET and PROSTASCINT, including the continued expansion of the Company's sales force and the implementation of new marketing initiatives.

R&D SPENDING

Internal research and development expenses for the quarter ended March 31, 2005 were $739,000 compared to $804,000 for the same period in 2004.

External research and development expenses reflect costs associated with the PSMA Development Company LLC ("PDC"), a joint venture between Cytogen and Progenics Pharmaceuticals, Inc., for the development of in vivo immunotherapies targeting PSMA. Cytogen's share of the equity in the loss of PDC was $498,000 for the first quarter of 2005 compared to $809,000 for the same period in 2004.

INVENTORIES

Inventories as of March 31, 2005 were $4.3 million compared to $3.6 million as of December 31, 2004. The increase in inventories was due primarily to manufacturing runs of PROSTASCINT. In September 2004, Cytogen entered into a manufacturing agreement with Laureate Pharma, L.P. pursuant to which Laureate is manufacturing PROSTASCINT for Cytogen in its Princeton, New Jersey facility. Cytogen believes that the agreement will provide a sufficient supply of PROSTASCINT to satisfy commercial requirements for approximately the next four years, based upon current sales levels.

CASH POSITION
-------------

Cytogen's cash, cash equivalents and short-term investments balance as of March 31, 2005 was $26.4 million compared to $35.8 million as of December 31, 2004.

FIRST QUARTER PRODUCT AND PIPELINE HIGHLIGHTS
---------------------------------------------

QUADRAMET

Four separate studies are evaluating the safety and preliminary efficacy of administering QUADRAMET in combination with a variety of doses and dosing regimens of taxane-based chemotherapy for the treatment of hormone refractory prostate cancer. Two additional studies are evaluating the combination of QUADRAMET with bisphosphonates, one study in patients with multiple myeloma and the other in prostate cancer. These Company-sponsored studies are being undertaken not only to evaluate potential therapeutic synergies of these combinations of agents, but also to provide clinical data on the safety of QUADRAMET in combination with these other agents commonly administered to patients with bone metastases in the approved indication for palliation of pain.

PSMA

Cytogen recently announced a new development initiative for a targeted oncology therapeutic based on Cytogen's proprietary 7E11 monoclonal antibody directed against PSMA. This new therapeutic product candidate utilizes DOTA-based bifunctional chelant technology to attach the beta emitting radionuclide lutetium-177 as a payload to the 7E11 antibody, enabling targeted delivery of this cytotoxic agent. Cytogen intends to develop the resulting innovative molecule for the treatment of various cancers that express the PSMA marker. Pre-clinical studies are underway in anticipation of filing an IND application in the first quarter of 2006 for a Phase I study in patients with prostate cancer.

UPCOMING EVENTS
---------------

QUADRAMET

o The following two abstracts are scheduled to be presented or published at the American Society of Clinical Oncology (ASCO) annual meeting (May 13-17, 2005):
            o "Repeated dose samarium 153 lexidronam (QUADRAMET) in patients with prostate cancer bone metastases" is scheduled to be presented on Saturday, May 14 from 8:00 a.m. to 12:00 p.m. during the General Poster Session; and
            o  "Gemcitabine  radiosensitization  after  153Sm-EDTMP  (QUADRAMET)
               bone-seeking radioisotope therapy for osteoblastic lesions of osteosarcoma: activity and principles" is scheduled to be presented on Monday, May 16 from 8:00 a.m. to 12:00 p.m. during the Poster Discussion Session.
o The following four abstracts are scheduled to be presented or published at the Society of Nuclear Medicine (SNM) annual meeting (June 18 - 22,
         2005):
            o "Tumoricidal effects of Sm-153 EDTMP (QUADRAMET) in prostate cancer" is scheduled to be presented on Sunday, June 19 from 6:00 p.m. to 6:45 p.m. during the Scientific Poster Session;
            o "Treatment of painful bony metastases with samarium-153 lexidronam (QUADRAMET): a review" is scheduled to be presented on Sunday, June 19 from 6:45 p.m. to 7:30 p.m. during the Scientific Poster Session;
            o "153Sm-EDTMP (QUADRAMET) plus chemotherapy in the treatment of bone metastases from lung cancer" is scheduled to be presented on Tuesday, June 21 from 4:30 p.m. to 5:15 p.m. during the Scientific Poster Session; and
            o "A novel study of the measurement of samarium-153-EDTMP bone uptake rate and its relationship with therapeutic effect in patients with bone metastases" is scheduled to be presented on Tuesday, June 21 from 4:30 p.m. to 5:15 p.m. during the Scientific Poster Session.

PSMA

o The following two abstracts are scheduled to be presented or published at the ASCO annual meeting:
            o "Novel prime-boost combinations of PSMA-based vaccines for prostate cancer" is scheduled to be presented on Sunday, May 15 from 8:00 a.m. to 12:00 p.m. during the General Poster Session; and
            o "Molecular targeting of prostate cancer with cytotoxins and radioisotopes linked to fully human monoclonal antibodies against prostate-specific membrane antigen" is scheduled to be presented on Sunday, May 15 from 8:00 a.m. to 12:00 p.m. during the General Poster Session.
o The following abstract is scheduled to be presented or published at the American Urological Association (AUA) annual meeting (May 21 - 26,
         2005):
            o "A negative indium-111-capromab pendetide (PROSTASCINT) scan may still be useful" is scheduled to be presented on Wednesday, May 25 from 3:30 p.m. to 5:30 p.m. during a Podium Session on Uroradiology.
o The following posters are scheduled to be presented or published at the American Brachytherapy Society (ABS) annual meeting (June 1 - 3, 2005):

            o "Seven year biochemical disease free survival rates following permanent prostate brachytherapy with dose escalation to biological tumor volumes (BTVs) identified with SPECT(PROSTASCINT)/CT image fusion" is scheduled to be presented at the meeting; and
            o "Rectal morbidity following permanent prostate brachytherapy with dose escalation to biological tumor volumes (BTVs) identified with SPECT(PROSTASCINT)/CT image fusion" is scheduled to be presented at the meeting.
o The following two abstracts are scheduled to be presented or published at the SNM annual meeting:
            o "Scatter correction techniques for prostate SPECT imaging using indium 111 (PROSTASCINT)" is scheduled to be presented on Sunday, June 19 from 6:45 p.m. to 7:30 p.m. during the Scientific Poster Session; and
            o "Translation of SPECT/CT (PROSTASCINT) guided prostate brachytherapy to a community setting from the university setting with a case example of histopathologic correlation to the image set" is scheduled to be presented on Tuesday, June 21 from 4:30 p.m. to 5:15 p.m. during the Scientific Poster Session.

"As evidenced by more than a dozen abstracts scheduled for presentation or publication at major medical meetings during the current quarter, we anticipate that 2005 will be another important year for new data related to our marketed products and development pipeline," said William Goeckeler, Ph.D., Senior Vice President of Operations at Cytogen. "We are encouraged by this support and interest in our oncology portfolio. Through both ongoing and planned clinical development programs, we continue to make progress in unlocking the full commercial potential of our products and pipeline."

FINANCIAL OUTLOOK FOR 2005
--------------------------

This section provides forward-looking information about Cytogen's financial outlook for 2005 based upon our current operations. The disclosure notice paragraph regarding forward-looking statements at the end of this news release is especially applicable to this section.

The Company reaffirms its previously issued full-year 2005 financial guidance, with the exception of a downward revision in selling, general and administrative expenses to reflect approximately $5 million of certain new product launch expenses that the Company no longer expects to be recognized in 2005.

For the year ending December 31, 2005, the Company currently expects:

o        Total revenue of approximately $20 to $25 million;
o        Average gross margin of approximately 40% to 50%;
o        Revised  selling,  general   and  administrative   expenses    totaling
         approximately $25 to $30 million; and
o Total internal and external joint venture research and development expenses of approximately $10 to $15 million.

CONFERENCE CALL & WEBCAST INFORMATION
-------------------------------------

Cytogen will broadcast its quarterly investor conference call live over the Internet today, May 5, 2005 at 9:00 a.m. Eastern Standard Time. The dial-in number for the U.S. is 1-800-659-1942 and the pass code number is 69636477. The dial-in number for international callers is 1-617-614-2710 and the pass code number is 69636477. This event can also be accessed by going to Cytogen's Web site, www.cytogen.com, and clicking on the "Investor Relations" link. A link to the webcast is under the Calendar of Events header. The event will be archived and available for replay starting approximately one hour after the call and continuing for 7 days thereafter. The replay dial-in number for the U.S. is 888-286-8010 and the dial-in number for international callers is 617-801-6888. The replay pass code number is 29606633.

NOTE:
----

QUADRAMET is indicated for the relief of pain in patients with confirmed osteoblastic metastatic bone lesions that enhance on radionuclide bone scan. This press release describes clinical applications that differ from that reported in the QUADRAMET package insert.

PROSTASCINT is indicated as a diagnostic imaging agent in newly diagnosed patients with biopsy-proven prostate cancer, thought to be clinically localized after standard diagnostic evaluation and who are thought to be at high risk for pelvic lymph node metastases. PROSTASCINT is also indicated as a diagnostic imaging agent in post-prostatectomy patients with a rising PSA and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. This press release describes clinical applications and imaging performance that differs from that reported in the PROSTASCINT package insert.

A copy of the full prescribing information for QUADRAMET and PROSTASCINT may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting the web site at www.cytogen.com, which is not part of this press release.

ABOUT CYTOGEN CORPORATION
-------------------------

Founded in 1980, Cytogen Corporation of Princeton, NJ is a product-driven biopharmaceutical company that develops and commercializes innovative molecules that can be used to build leading franchises. Cytogen's marketed products include QUADRAMET(R) (samarium Sm-153 lexidronam injection) and PROSTASCINT(R) (capromab pendetide) kit for the preparation of Indium In-111 capromab pendetide in the United States. Cytogen also has exclusive United States marketing rights to COMBIDEX(R) (ferumoxtran-10) for all applications, and the exclusive right to market and sell ferumoxytol (previously Code 7228) for oncology applications in the United States. Cytogen's development pipeline consists of therapeutics targeting prostate-specific membrane antigen (PSMA), a protein highly expressed on the surface of prostate cancer cells and the neovasculature of solid tumors. Full prescribing information for the Company's products is available at www.cytogen.com or by calling 1-800-833-3533. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and investors are cautioned not to put any undue reliance on any forward-looking statement. There are a number of important factors that could cause Cytogen's results to differ materially from those indicated by such forward-looking statements. In particular, Cytogen's business is subject to a number of significant risks, which include, but are not limited to: the risk of obtaining the necessary regulatory approvals; the risk of whether products result from development activities; the risk of shifts in the regulatory environment affecting sales of Cytogen's products such as third-party payor reimbursement issues; the risk associated with Cytogen's dependence on its partners for development of certain projects, as well as other factors expressed from time to time in Cytogen's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Cytogen's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and Cytogen undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                       ###

                       CYTOGEN CORPORATION & SUBSIDIARIES
                (All amounts in thousands except per share data)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                           THREE MONTHS ENDED
                                                                 MARCH 31,
                                                         -----------------------
                                                            2005          2004
                                                         ---------     ---------
Product Revenue:
     QUADRAMET                                           $  2,054      $  1,854
     PROSTASCINT                                            1,899         1,727
     Others                                                     -             1
                                                         --------      --------
             Total Product Revenue                          3,953         3,582


License and Contract Revenue                                   41            19
                                                         --------      --------
             Total Revenues                                 3,994         3,601
                                                         --------      --------

Operating Expenses:
     Cost of Product Revenue                                2,427         2,399
     Selling, General and Administrative                    7,024         3,891
     Research and Development                                 739           804
     Equity in Loss of Joint Venture                          498           809
                                                         --------      --------
             Total Operating Expenses                      10,688         7,903
                                                         --------      --------

Interest Income, Net                                          101            20
                                                         --------      --------
Net Loss                                                 $ (6,593)     $ (4,282)
                                                         ========      ========

Basic and Diluted Net Loss Per Share                     $  (0.43)     $  (0.33)
                                                         ========      ========

Weighted Average Common Shares Outstanding                 15,513        12,860
                                                         ========      ========




                           CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,   DECEMBER 31,
                                                                 2005          2004
                                                              ----------   ------------
Assets:
     Cash, Cash Equivalents and Short-Term Investments        $ 26,354      $ 35,825
     Accounts Receivable, Net                                    1,801         1,406
     Inventories                                                 4,255         3,623
     Property and Equipment, Net                                   851           787
     QUADRAMET License Fee, Net                                  6,850         7,024
     Other Assets                                                1,474         1,748
                                                              --------      --------
            Total Assets                                      $ 41,585      $ 50,413
                                                              ========      ========

Liabilities and Stockholders' Equity:
     Accounts Payable and Accrued Liabilities                 $  5,159      $  7,644
     Other Current Liabilities                                   2,690         2,692
     Long-Term Liabilities                                          42            47
     Stockholders' Equity                                       33,694        40,030
                                                              --------      --------
            Total Liabilities and Stockholders' Equity        $ 41,585      $ 50,413
                                                              ========      ========